Precidian ETFs Trust 485BPOS

Exhibit 99(h)(2)

EXECUTION FIRST AMENDMENT TO TRANSFER AGENCY AND SERVICE AGREEMENT This First Amendment dated March 4 , 2025 (“Effective Date”), is by and between PRECIDIAN ETFS TRUST (the “Trust”), THE BANK OF NEW YORK MELLON (the “Bank”), and, solely for purposes of payment pursuant to Section 2 of the Agreement (defined below), COMMONWEALTH FUND SERVICES, INC. (“CFS”). BACKGROUND: A. The Trust and the Bank are parties to a Transfer Agency and Service Agreement dated as of August 22 , 2024 , as amended to date, (the “Agreement”) relating to the Bank’s provision of services to the Trust and its series (each a “Series”) . B. The parties desire to amend the Agreement as set forth herein. C. This Background section is incorporated by reference into and made a part of this Amendment. TERMS: In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as set forth above and as follows that : 1. Modifications to Agreement : The Agreement is amended as follows: a. Appendix A to the Agreement is hereby deleted and replaced in its entirety with Appendix A attached hereto. 2. Miscellaneous . (a) As amended and supplemented hereby, the Agreement shall remain in full force and effect . (b) The parties expressly agree that this Amendment may be executed in one or more counterparts and expressly agree that such execution may occur by manual signature on a physically delivered copy of this Amendment, by a manual signature on a copy of this Amendment transmitted by facsimile transmission, by a manual signature on a copy of Amendment transmitted as an imaged document attached to an email, or by " Electronic Signature ", which is hereby defined to mean inserting an image, representation or symbol of a signature into an

EXECUTION electronic copy of this Amendment by electronic, digital or other technological methods . Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument . The exchange of executed counterparts of this Amendment or of executed signature pages to counterparts of this Amendment, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment . [Signature page follows.]

EXECUTION IN WITNESS WHEREOF , each of the parties hereto has caused this Amendment to be executed as of the Effective Date by its duly authorized representative indicated below . An authorized representative, if executing this Amendment by Electronic Signature, affirms authorization to execute this Amendment by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms . PRECIDIAN ETFS TRUST On behalf of each Series identified on Appendix A attached to the Agreement By: Name: Title: Title: COMMONWEALTH FUND SERVICES By: David Bogaert (Mar 4, 2025 05:48 EST ) David Bogaert David Bogaert President Karen Shupe (Mar 4, 2025 13:29 EST) Karen Shupe Name: Karen Shupe Title: Managing Director THE BANK OF NEW YORK MELLON By: Name: Michael Gronsky Senior Vice President March 4, 2025

EXECUTION APPENDIX A SERIES Funds Anheuser - Busch InBev SA/NV ADRhedged Arm Holdings PLC ADRhedged ASML Holding NV ADRhedged AstraZeneca PLC ADRhedged Banco Santander S.A. ADRhedged BP p.l.c. ADRhedged British American Tobacco p.l.c. ADRhedged Diageo plc ADRhedged GSK plc ADRhedged HSBC Holdings plc ADRhedged Mitsubishi UFJ Financial Group, Inc. ADRhedged Novartis AG ADRhedged Novo Nordisk A/S (B Shares) ADRhedged Shell plc ADRhedged Sanofi ADRhedged SAP SE ADRhedged STMicroelectronics NV ADRhedged TotalEnergies SE ADRhedged Toyota Motor Corporation ADRhedged Vodafone Group Plc ADRhedged